Exhibit 8.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

June 21, 2017

American International Group, Inc.,

    175 Water Street,

        New York, New York 10038

Ladies and Gentlemen:

We have acted as counsel to American International Group, Inc. (the “Company”) in connection with the issuance of €1,000,000,000 aggregate principal amount of 1.875% Notes Due 2027 (the “Securities”), as described in the prospectus supplement dated June 12, 2017 (the “Prospectus Supplement”), to the prospectus dated May 14, 2015 included in the Registration Statement on Form S-3. We hereby confirm to you that, subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement, we are of the opinion that the material federal tax consequences to the holders of the Securities are as set forth in the Prospectus Supplement under the caption “Material United States Taxation Considerations”.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, relating to the Securities. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP